Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174494

PROSPECTUS

         23,945,945 Shares

Danaos Corporation

Common Stock

        This prospectus relates solely to the resale of up to an aggregate of 23,945,945 shares of common stock of Danaos Corporation ("Danaos," "we," "us," or "our") by the selling stockholder identified in this prospectus. These shares consist of shares of our common stock that we issued pursuant to a subscription agreement between us and the selling stockholder in a transaction exempt from the registration requirements of the Securities Act of 1933.

        The selling stockholder identified in this prospectus or its pledgees, donees, transferees or other successors in interest may offer the shares from time to time as the selling stockholder may determine through public or private transactions or through other means described in the section entitled "Plan of Distribution" beginning on page 7. The holder may also sell shares under Rule 144 or Regulation S under the Securities Act of 1933, in each case, if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholder will sell any of its shares.

        We will not receive any of the proceeds from the sale of these shares by the selling stockholder, or by its respective pledgees, donees, transferees or other successors in interest.

        Our common stock is traded on the New York Stock Exchange under the symbol "DAC." The last reported sale price of our shares on June 13, 2011 was $5.35 per share.

        Investing in our common stock involves risks that are described in "Risk Factors" and the "Risk Factors" section of our Annual Report on Form 20-F that is incorporated by reference into this prospectus. You should carefully consider the risk factors set forth therein before investing in our common stock.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 14, 2011.

        You should rely only on the information provided in this prospectus and any prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document.

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FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus, and the documents incorporated into this prospectus by reference, concerning our operations, cash flows, and financial position include forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "potential," "may," "plan," "project," "predict," and "should" and similar expressions as they relate to us are intended to identify such forward-looking statements, but are not the exclusive means of identifying such statements. We may also from time to time make forward-looking statements in our periodic reports that we file with the U.S. Securities and Exchange Commission ("SEC"), other information sent to our security holders, and other written materials. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. We caution readers of this prospectus, and the documents incorporated into this prospectus by reference, not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

DANAOS CORPORATION

        Danaos Corporation is an international owner of containerships, chartering its vessels to many of the world's largest liner companies. Our fleet of containerships makes us one of the largest containership charter owners in the world, based on total TEU capacity. Our strategy is to charter our containerships under multi-year, fixed-rate period charters to a geographically diverse group of liner companies, including many of the largest such companies globally, as measured by TEU capacity.

        We are a corporation domesticated in the Republic of the Marshall Islands on October 7, 2005, under the Marshall Islands Business Corporations Act, after having been incorporated as a Liberian company in 1998 in connection with the consolidation of our assets under Danaos Holdings Limited. In connection with our domestication in the Marshall Islands, we changed our name from Danaos Holdings Limited to Danaos Corporation. Our company operates through a number of subsidiaries, all of which are wholly-owned by us and either directly or indirectly own the vessels in our fleet. Our manager, Danaos Shipping Company Limited, was founded in 1972 and since that time it has continuously provided seaborne transportation services.

        In October 2006, we completed an initial public offering of our common stock in the United States and our common stock began trading on the New York Stock Exchange under the symbol "DAC." Our address is c/o Danaos Shipping Co. Ltd., 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at that address is +30 210 419 6480. Our website address is www.danaos.com. Information on, or accessible through, our website does not form part of this prospectus.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the heading "Risk Factors" in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference, and in other documents we file from time to time with the SEC, before making an investment in our common stock.

USE OF PROCEEDS

        All of the shares of common stock offered by this prospectus are being sold by the selling stockholder. For information about the selling stockholder, see "Selling Stockholder." We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder or by its pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

        Our capitalization is set forth in our report on Form 6-K filed with the SEC on May 10, 2011 and updates thereto will be set forth in reports on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference, other periodic filings we make with the SEC or in a prospectus supplement to this prospectus.

SELLING STOCKHOLDER

        On August 12, 2010, we issued in transactions exempt from the registration requirements of the Securities Act an aggregate of 54,054,055 shares of common stock to several investors, including an aggregate of 23,945,945 shares of our common stock to the selling stockholder named herein, pursuant to subscription agreements between us and such investors. Each such investor represented to us, among other things, that it was acquiring the shares in the ordinary course of business and for its own account, and that it did not have any agreement or understanding with any person or entity to distribute any of the shares so acquired.

        The table below sets forth the name of the selling stockholder, the number of shares owned by the selling stockholder and the number of shares of common stock that may be offered by the selling stockholder under this prospectus. The information is based on information provided to us by or on behalf of the selling stockholder. The term "selling stockholder" also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholder named in the table below. The information concerning the selling stockholder may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

        Because the selling stockholder may offer all or less than all of our common stock covered by this prospectus, we cannot estimate the amount of our common stock that will be held by the selling stockholder upon completion of the offering. For information on the procedure for sales by selling stockholder, please read the disclosure set forth under the heading "Plan of Distribution."

Name	Number of Shares Owned Prior to this Offering	Percentage of Outstanding Common Stock Owned Prior to this Offering(2)	Number of Shares Offered Hereby
Danaos Investments Limited as Trustee of the 883 Trust(1)	67,633,140	62.05%	23,945,945

(1)
Danaos Investments Limited is a New Zealand company that acts as trustee of the 883 Trust, a trust established under the laws of England and Wales. Danaos Investments Limited as Trustee of the 883 Trust has sole voting and dispositive control over the shares being offered by it. The beneficiaries of the 883 Trust are Dr. John Coustas, our President, Chief Executive Officer and a member of our board of directors, and members of his immediate family. Dr. Coustas has certain powers to remove and replace Danaos Investments Limited as Trustee of the 883 Trust and, accordingly, may be deemed to beneficially own the shares offered by it. The address of Danaos Investments Limited as Trustee of the 883 Trust is c/o 14 Akti Kondyli, 185 45 Piraeus, Greece.

(2)
Calculated based on Rule 13d-3 of the Exchange Act using 109,002,373 shares of common stock outstanding as of May 24, 2011.

TAX CONSIDERATIONS

        Certain tax considerations relating to an investment in our common stock are set forth in our Annual Report on Form 20-F for the year ended December 31, 2010 and filed with the SEC on April 8, 2011, which report is incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK

        Under our articles of incorporation, our authorized capital stock consists of 750,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of blank check preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described below. All of our shares of stock are in registered form. As of March 31, 2011, we had 108,626,538 common shares issued and outstanding. Additionally, as of May 23, 2011, we issued warrants to purchase, solely on a cashless exercise basis, an aggregate of 15,000,000 shares of our common stock at an exercise price of $7.00 per share. These warrants expire on January 31, 2019. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. The rights, preferences and privileges of holders of shares of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

        Each share of our common stock includes a right that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our Series A participating preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and American Stock Transfer & Trust Company, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights. The material terms and conditions of the rights agreement and the rights are summarized in "Item 10. Additional Information—Share Capital" in our Annual Report on Form 20-F for the year ended December 31, 2010 incorporated by reference herein and, for a complete description of the rights, we encourage you to read the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.

        For a more complete summary of our capital stock and the provisions of our articles of incorporation and bylaws, including certain anti-takeover provisions, please read "Item 10. Additional Information" in our Annual Report on Form 20-F for the year ended December 31, 2010 incorporated by reference herein.

PLAN OF DISTRIBUTION

        The shares of common stock included in this prospectus may be sold from time to time by the selling stockholder and/or its pledgees, donees, transferees or other successors in interest. The selling stockholder may sell any or all of the shares of common stock included in this prospectus from time to time directly to purchasers, through underwriters, broker-dealers or agents, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at privately negotiated prices. If the shares of common stock are sold through underwriters or broker-dealers, then the selling stockholder will be responsible for underwriting discounts or commissions. Such sales may be effected in transactions (which may involve block transactions):

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  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

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  in privately negotiated transactions;

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  through put or call option transactions, whether such options are listed on an options exchange or otherwise;

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  through the settlement of short sales;

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  through a combination of any such methods of sale; or

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  through any other method permitted pursuant to applicable law.

        The selling stockholder may also sell shares under Rule 144 or Regulation S under the Securities Act, in each case, if available, rather than under this prospectus. There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

        Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These commissions and discounts may exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholder may enter into hedging, option, loan, pledge, or other types of derivative or monetization transactions with respect to the shares of common stock included in this prospectus, such as lending or pledging such shares to a broker-dealer, bank, or other third party, which may become a selling stockholder and sell such shares through this prospectus.

        The selling stockholder may directly make offers to sell the shares of common stock to, or solicit offers to purchase the shares of common stock from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the selling stockholder will set forth the terms of such offering.

        From time to time, the selling stockholder may sell the shares of common stock included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell the shares to purchasers.

        The selling stockholder may also designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the shares of common stock, or to sell the shares of common stock in ordinary brokerage transactions, on its behalf. If required, the prospectus supplement related to any such offering will name such agents, and will include information about any commissions paid to the agents, in such offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act in such offering.

        The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those shares. In such event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

        In connection with the sales of the common stock, the selling stockholder may enter into forward sale or hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also sell short the common stock and deliver common stock to close out short positions, or loan or pledge the common stock to broker-dealers or others that, in turn, may sell the common stock.

        The selling stockholder has advised us that they have not entered into any agreements or understandings with any underwriters or broker-dealers regarding the sale of its shares of our common stock. If we are notified by the selling stockholder that any material agreement or understanding has been entered into with a broker-dealer for the sale of shares of our common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

        The shares of common stock were issued and sold on August 12, 2010 in a transaction exempt from the registration requirements of the Securities Act. Pursuant to the subscription agreement between us and the selling stockholder, we entered into registration rights agreements pursuant to which we have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. We have agreed to pay the expenses of the registration of the shares of common stock being registered under the registration statement of which this prospectus forms a part, including, but not limited to, all registration and filing fees, and fees and expenses of our counsel and our accountants. The selling stockholder will pay any underwriting discounts, commissions and transfer taxes applicable to the shares of common stock sold by it through this prospectus.

        Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

        Any person participating in the distribution of common stock covered by this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by that person.

 LEGAL MATTERS

        The validity of the common stock offered by this prospectus, Marshall Islands tax considerations and Liberian tax considerations will be passed upon for us by Watson, Farley & Williams (New York) LLP. United States legal matters, including United States tax considerations, will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the common stock offered hereby. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the common stock offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8909, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We furnish holders of common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but will be required to furnish those proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short-swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over information included in this prospectus.

        This prospectus incorporates by reference the following documents:

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  our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the SEC on April 8, 2011;

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  our Form 6-K filed with the SEC on May 10, 2011;

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  our Form 6-K filed with the SEC on June 7, 2011; and

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  the description of our common stock contained in our registration statement on Form 8-A (File No. 001-33060), filed with the SEC on October 2, 2006.

        We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
185 45 Piraeus
Greece
Attention: Secretary
+30 210 419 6480

        The documents we file with or furnish to the SEC are available on our website at www.danaos.com under "Investor Relations." Other than the Exchange Act filings listed above, no documents or other information on our website is incorporated by reference into this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        We are a Marshall Islands corporation and our executive offices are located outside of the United States. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.